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                       CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-28763) pertaining to the Alco Standard Corporation Capital Accumulation Plan (the "Plan") and in the related Prospectus of our report dated April 29, 1994, with respect to the financial statements and schedules of the Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1993.


Philadelphia, Pennsylvania
June 22, 1994